Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com
TYLER TECHNOLOGIES REPORTS 86% INCREASE IN EARNINGS FOR SECOND QUARTER 2006
REVENUES GROW BY 14 PERCENT
Dallas, July 26, 2006 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended June 30, 2006:
•	Total revenues were $49.2 million, up 13.8 percent compared to $43.2 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 14.7 percent for the quarter.

•	Operating income was $5.6 million, compared with operating income of $3.2 million in the same quarter of 2005. The results for the second quarter of 2005 include a pretax restructuring charge of $1.3 million. Excluding that restructuring charge, operating income for the quarter ended June 30, 2005 would have been $4.5 million.

•	Net income was $3.8 million, or $0.09 per diluted share, an increase of 86% compared to net income for the three months ended June 30, 2005 of $2.0 million, or $0.05 per share. Excluding the restructuring charge, net income for the three months ended June 30, 2005 was $2.8 million, or $0.07 per share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $8.0 million. EBITDA for the second quarter of 2005 totaled $5.8 million. Excluding the restructuring charge of $1.3 million, EBITDA for the second quarter of 2005 would have been $7.1 million.

•	Gross margin was 38.5 percent, compared to 37.2 percent in the quarter ended June 30, 2005. Sequentially, gross margin for the second quarter improved from 34.5 percent in the first quarter of 2006.

•	Selling, general and administrative expenses were $13.0 million (26.4 percent of revenues), compared to $11.3 million (26.1 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses for the second quarter as a percentage of revenue were unchanged.

•	Tyler adopted FAS 123R effective January 1, 2006 and as a result, the second quarter results include non-cash, share-based compensation expense totaling $504,000, of which $42,000 was included in cost of revenues and $462,000 was included in selling, general and administrative expenses. The adoption of FAS 123R reduced diluted earnings per share for the second quarter of 2006 by $0.01.
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Tyler Technologies Reports 86% Increase in Earnings
for Second Quarter 2006
July 26, 2006

•	Free cash flow was negative $780,000 (cash provided by operating activities of $625,000 minus capital expenditures of $1.4 million). For the second quarter of 2005, free cash flow was negative $828,000 (cash used by operating activities of $269,000 minus capital expenditures of $559,000). Second quarter 2005 cash flow included $1.1 million in cash expenditures for restructuring costs. For the six months ended June 30, 2006, free cash flow was $8.2 million (cash provided by operating activities of $10.6 million minus capital expenditures of $2.4 million). For the six months ended June 30, 2005, free cash flow was $5.5 million (cash provided by operating activities of $7.2 million minus capital expenditures of $1.7 million).

•	Total backlog was $195.5 million at June 30, 2006 including $162.4 million of software-related backlog (excluding appraisal services).

•	Tyler is debt-free and ended the second quarter of 2006 with $27.4 million in cash, short-term investments and certificates of deposit. During the second quarter of 2006, the company repurchased 582,600 shares of its common stock at a cost of $6.1 million.
Revenues for the six months ended June 30, 2006 increased 12.1 percent to $94.0 million from $83.8 million in 2005. Operating income for the first half of 2006 was $8.9 million, compared to $3.9 million in the first half of 2005. Net income for the six months ended June 30, 2006 was $5.8 million, or $0.14 per diluted share, compared to net income of $2.5 million, or $0.06 per share, for the comparable period of 2005. Excluding the pretax restructuring charge of $1.3 million in 2005, net income for the six months ended June 30, 2005 was $3.2 million, or $0.08 per share.
“All major product lines contributed to our strong revenue growth and bottom-line performance in the second quarter,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Our financial products, along with our courts and justice products, led the way in revenue growth.
“We are particularly pleased that we reported the highest quarterly license revenues in our history. Our software license revenues grew by 25 percent from the same period last year, and we experienced double-digit revenue growth in both software services and maintenance, as well as in our appraisal services business. Improvement in our gross profit margin and a continuing positive shift in our revenue mix toward more software-related revenues also contributed to our solid results.
“Free cash flow for the second quarter improved over the same period last year but decreased from the first quarter of 2006 mainly due to a substantial increase in accounts receivable associated with mid-year renewals of maintenance and support agreements,” continued Mr. Marr. “Our cash balance at the end of June remained strong at more than $27 million and includes the effects of year-to-date repurchases of $8.3 million of the Company’s common stock and first quarter acquisitions which used $11.7 million in cash.
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Tyler Technologies Reports 86% Increase in Earnings
for Second Quarter 2006
July 26, 2006

“For the trailing twelve months ended June 30, 2006, Tyler has posted $11.5 million in earnings, or $0.27 per diluted share, on revenues of $180.6 million, while generating $21.1 million of free cash flow (cash provided by operating activities of $24.6 million minus capital expenditures of $3.5 million),” commented Mr. Marr. “We believe these results provide a solid base from which we can grow and take advantage of the operating leverage inherent in our software business model. We continue to see growing acceptance of our industry-leading software solutions with local governments across the nation.
“Our results for the first half of the year reinforce our confidence in the guidance we provided in April of this year, and our current outlook for the full year 2006 remains consistent with that guidance,” Mr. Marr concluded.
Annual Guidance for 2006
Total revenues for 2006 are currently expected to be in the range of $192 million to $196 million. Software-related revenues for the full year are expected to grow approximately 13 percent to 17 percent, while appraisal services revenues are expected to show mid-single digit growth compared to 2005. The Company expects to have diluted earnings per share of approximately $0.29 to $0.32. These estimates include assumed pretax expense for the year of approximately $1.9 million, or $0.04 per share after taxes, related to stock options and the Company’s stock purchase plan. Tyler’s estimated annual effective income tax rate for the full year 2006 is approximately 39.9 percent.
Tyler also expects that free cash flow for the year 2006 will be between $21 million and $24 million (cash provided by operations of $24 million to $28 million minus capital expenditures of between $3.5 million and $4.0 million).
Tyler Technologies will hold a conference call on Thursday, July 27 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 2575629. A replay of the call will be available two hours after the completion of the call through August 4, 2006. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291 for international dialers. A live Webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylerworks.com.
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Tyler Technologies Reports 86% Increase in Earnings
for Second Quarter 2006
July 26, 2006

Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
06-28

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30
	2006	December 31,
	(unaudited)	2005
ASSETS

Current assets:
Cash and cash equivalents	$11,974	$20,733
Short-term investments available-for-sale	10,470	11,750
Restricted certificate of deposit	5,000	4,750
Accounts receivable, net	52,289	49,644
Other current assets	7,570	7,359
Deferred income taxes	2,128	2,128

Total current assets	89,431	96,364

Accounts receivable, long-term portion	837	1,547
Property and equipment, net	6,948	5,759

Other assets:
Restricted certificate of deposit	—	250
Goodwill and other intangibles, net	101,850	90,312
Other	187	205

Total assets	$199,253	$194,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$73,767	$70,950
Deferred income taxes	10,153	11,290
Shareholders’ equity	115,333	112,197

Total liabilities and shareholders’ equity	$199,253	$194,437

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Software licenses	$9,824	$7,872	$17,395	$14,209
Software services	15,061	13,469	28,181	25,721
Maintenance	17,716	15,806	35,373	31,227
Appraisal services	5,108	4,635	9,807	9,784
Hardware and other	1,442	1,403	3,253	2,903

Total revenues	49,151	43,185	94,009	83,844

Cost of revenues:
Software licenses	2,416	2,275	5,092	4,524
Acquired software	353	199	654	397
Software services and maintenance	22,949	19,963	44,694	39,876
Appraisal services	3,454	3,706	6,860	8,018
Hardware and other	1,033	992	2,301	2,064

Total cost of revenues	30,205	27,135	59,601	54,879

Gross profit	18,946	16,050	34,408	28,965

Selling, general and administrative expenses	12,993	11,263	24,871	23,207
Restructuring charge	—	1,260	—	1,260
Amortization of customer and trade name intangibles	325	316	647	633

Operating income	5,628	3,211	8,890	3,865
Other income, net	200	233	297	379

Income before income taxes	5,828	3,444	9,187	4,244
Income tax provision	2,068	1,423	3,415	1,753

Net income	$3,760	$2,021	$5,772	$2,491

Earnings per common share:
Basic	$0.10	$0.05	$0.15	$0.06

Diluted	$0.09	$0.05	$0.14	$0.06

EBITDA (1)	$7,997	$5,840	$13,746	$9,252

Weighted average common shares outstanding:
Basic	39,026	39,615	39,070	39,920
Diluted	41,946	41,943	41,920	42,337

(1)	Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$3,760	$2,021	$5,772	$2,491
Amortization of customer and trade name intangibles	325	316	647	633
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,150	2,251	4,474	4,706
Interest (income) expense included in other income, net	(306)	(171)	(562)	(331)
Income tax provision	2,068	1,423	3,415	1,753

EBITDA	$7,997	$5,840	$13,746	$9,252